Exhibit 99.1

661 East Davis Street
Post Office Box 703
Elba, Alabama 36323

PRESS RELEASE
FOR IMMEDIATE RELEASE
For Additional Information: Contact Brian McLeod - Chief Financial Officer @ (334) 897-2273.
The National Security Group, Inc. Releases Financial Results

ELBA, ALABAMA (February 28, 2018)…The National Security Group, Inc. (NASDAQ:NSEC) today reported net income for the three months ended December 31, 2017 of $669,000 and a net loss for the year ended December 31, 2017 of $1,203,000. Unaudited consolidated financial results based on US Generally Accepted Accounting Principles (GAAP) for the three month and twelve month periods are summarized as follows:

Unaudited Consolidated Financial Summary	Three months ended December 31,		Year ended December 31,
	2017	2016	2017	2016
Gross premiums written	$14,784,000	$14,801,000	$67,737,000	$67,424,000
Net premiums written	$13,034,000	$13,175,000	$61,388,000	$61,525,000

Net premiums earned	$15,325,000	$15,331,000	$61,163,000	$61,398,000
Net investment income	852,000	867,000	3,647,000	3,892,000
Net realized investment gains (losses)	(78,000)	462,000	234,000	998,000
Other income	149,000	149,000	596,000	605,000
Total Revenues	16,248,000	16,809,000	65,640,000	66,893,000
Policyholder benefits and settlement expenses	7,958,000	10,856,000	42,869,000	38,847,000
Amortization of deferred policy acquisition costs	1,119,000	1,055,000	3,589,000	3,506,000
Commissions	1,776,000	1,581,000	7,723,000	7,894,000
General and administrative expenses	2,411,000	2,683,000	8,821,000	8,996,000
Taxes, licenses and fees	530,000	501,000	2,445,000	2,204,000
Interest expense	338,000	335,000	1,307,000	1,352,000
Total Benefits, Losses and Expenses	14,132,000	17,011,000	66,754,000	62,799,000
Income (Loss) Before Income Taxes	2,116,000	(202,000)	(1,114,000)	4,094,000
Income tax expense (benefit)	1,447,000	(98,000)	89,000	1,031,000
Net Income (Loss)	$669,000	$(104,000)	$(1,203,000)	$3,063,000
Income (Loss) Per Common Share	$0.26	$(0.04)	$(0.48)	$1.22

Reconciliation of Net Income (Loss) to Non-GAAP Measurement
Net income (loss)	$669,000	$(104,000)	$(1,203,000)	$3,063,000
Income tax expense (benefit)	1,447,000	(98,000)	89,000	1,031,000
Realized investment (gains) losses, net	78,000	(462,000)	(234,000)	(998,000)
Pretax Income (Loss) From Operations	$2,194,000	$(664,000)	$(1,348,000)	$3,096,000

Management Commentary on Results of Operations

Three months ended December 31, 2017 compared to three months ended December 31, 2016:

Premium Revenue:
For the three months ended December 31, 2017, net premiums earned were down $6,000 at $15,325,000 compared to $15,331,000 for the same period in 2016. The moderate decrease in premium revenue is primarily attributable to a 5.5% increase in catastrophe reinsurance cost.

Net Income (Loss):
For the three months ended December 31, 2017, the Company had net income of $669,000, $0.26 income per share, compared to a net loss of $104,000, $0.04 loss per share, for the same period in 2016, an increase of $773,000. Adversely impacting our fourth quarter 2017 earnings was an increase in income tax expense of $803,000 from the recognition and revaluation of our deferred tax assets and liabilities due to enactment of the Tax Cuts and Jobs Act (TCJA). However, a significant decline in catastrophe losses in the fourth quarter of 2017 compared to the same period of 2016 contributed to the improvement in net income for the quarter. Net of tax, fourth quarter 2017 reported losses and loss adjustment expenses (LAE) from catastrophe losses totaled $290,000, compared to $2,995,000 (net of reinsurance) in the fourth quarter of 2016. Hurricane Matthew, which struck the Atlantic Coast impacting our policyholders in Georgia and South Carolina, was the primary contributor to our elevated level of catastrophe losses in 2016.

Federal Income Taxes:
On December 22, 2017, the President signed the TCJA, a comprehensive tax legislation which, among other things, will reduce the Company's statutory federal income tax rate from 34% to 21% effective January 1, 2018. In addition to the reduction in tax rates, the TCJA makes broad and complex changes to the Internal Revenue Code that will introduce changes to many tax related exclusions, deductions and credits. While most provisions of the TCJA do not take effect until 2018, the Company has recognized the tax effects of the enacted legislation on deferred income tax assets and liabilities in the fourth quarter of 2017. The recognition of the impact of the TCJA on deferred tax assets and liabilities resulted in an increase in income tax expense in the fourth quarter of 2017 of $803,000.

Pretax Income (Loss) from Operations:
A primary non-GAAP financial measure utilized by management is pretax income (loss) from operations. This measure consists of net income (loss) before income taxes adjusted for realized investment gains and losses. This measure provides a means of comparing the results of our core operations without the impact of items that are more unpredictable and less consistent from year to year. A reconciliation of pretax income (loss) from operations is presented in the table above.

For the three months ended December 31, 2017, the Company had pretax income from operations of $2,194,000 compared to a pretax loss from operations of $664,000 for the three months ended December 31, 2016, an increase of $2,858,000. The primary reason for improvement in pretax income from operations in the fourth quarter of 2017 compared to the fourth quarter of 2016 was a significant decline in weather related losses in our property and casualty subsidiary. As mentioned previously, in the fourth quarter of 2016, the P&C segment had an increase in catastrophe related claims from Hurricane Matthew which decreased pretax income by $4,000,000, net of reinsurance.

P&C Segment Combined Ratio:
A measure used to analyze our P&C subsidiaries underwriting performance is the GAAP based combined ratio. Maintaining a combined ratio below 100% indicates the Company is making an underwriting profit. For the three months ended December 31, 2017, the P&C segment had a combined ratio of 83.7%. The fourth quarter of 2017 had a reduced severity level of catastrophe losses compared to 2016 with two catastrophe events adding 10.5 percentage points to the P&C segment combined ratio. In comparison, the P&C segment ended the fourth quarter of 2016 with a combined ratio of 104.1% with catastrophe losses from two cat events contributing 32.9 percentage points to the combined ratio. Hurricane Matthew was the primary factor leading to the elevated fourth quarter 2016 combined ratio.

Year ended December 31, 2017 compared to year ended December 31, 2016:

Premium Revenue:
For the year ended December 31, 2017, net premiums earned were down $235,000 at $61,163,000 compared to $61,398,000 in 2016. The decrease in premium revenue is primarily attributable to a 5.5% increase in catastrophe reinsurance cost.

Net Income (Loss):
For the year ended December 31, 2017, the Company had a net loss of $1,203,000, $0.48 loss per share, compared to net income of $3,063,000, $1.22 income per share, for the same period in 2016, a decrease of $4,266,000. The primary reason for the decline in 2017 year to date earnings compared to 2016 was the adverse impact of losses incurred from Hurricane Irma coupled with an increase in frequency and severity of catastrophe losses in early 2017 from a very active spring storm season. Net of tax, our reported losses and LAE from 26 catastrophe events in 2017 totaled $9,425,000 compared to 20 cat events in 2016 totaling $6,430,000 after reinsurance recoveries. Also adversely impacting 2017 year to date earnings was a fourth quarter charge to income tax expense of $803,000 from the net impact of recognition and revaluation of deferred tax assets and liabilities due to enactment of the TCJA.

Pretax Income (Loss) from Operations:
For the year ended December 31, 2017, our pretax loss from operations was $1,348,000 compared to pretax income from operations of $3,096,000 for the year ended December 31, 2016, a decrease of $4,444,000. The primary reason for the pretax loss from operations in 2017 compared to the prior year was an increase in the frequency and severity of catastrophe related claims in the P&C segment. In addition to Hurricane Irma, which occurred in September of 2017, our property and casualty subsidiary was impacted by numerous tornado and severe thunderstorm related catastrophe events in the first half of 2017.

P&C Segment Combined Ratio:
For the year ended December 31, 2017, the P&C segment had a GAAP combined ratio of 102.3%. Reported claims from Hurricane Irma coupled with 25 additional severe weather events in 2017 totaled $14,280,000 and increased the P&C segment combined ratio by 25.7 percentage points. In comparison, for the year ended December 31, 2016, the P&C segment had a GAAP combined ratio of 94.6%. Hurricane Matthew reported claims, net of reinsurance, along with non-hurricane cat event claims totaled $9,742,000 and increased the P&C segment combined ratio 17.5 percentage points. The P&C segment ended 2016 with reported claims from 20 catastrophe events.

Management Commentary on Financial Position

Selected Balance Sheet Highlights	December 31, 2017	December 31, 2016
	(UNAUDITED)
Invested Assets	$114,731,000	$113,156,000
Cash	$6,644,000	$7,368,000
Total Assets	$146,438,000	$148,579,000
Policy Liabilities	$76,674,000	$76,174,000
Total Debt	$15,639,000	$17,126,000
Accumulated Other Comprehensive Income	$2,646,000	$1,007,000
Shareholders' Equity	$47,625,000	$48,052,000
Book Value Per Share	$18.88	$19.09

Invested Assets:
Invested assets as of December 31, 2017 were $114,731,000 up $1,575,000, or 1.4%, compared to $113,156,000 as of December 31, 2016. Although invested assets increased in 2017 compared to 2016, growth of invested assets was adversely impacted by reduced cash flow from operations primarily attributable to the increase in weather related claims in the P&C segment.

Cash:
The Company, primarily through its insurance subsidiaries, had $6,644,000 in cash and cash equivalents at

December 31, 2017, not materially different compared to $7,368,000 at December 31, 2016.

Total Assets:
Total assets as of December 31, 2017 were $146,438,000 compared to $148,579,000 at December 31, 2016. Asset growth was hampered in 2017 by increased catastrophe losses in the P&C segment.

Policy Liabilities:
Policy liabilities were $76,674,000 at December 31, 2017 compared to $76,174,000 at December 31, 2016; an increase of $500,000 or 0.7%. The primary reason for the increase in policy liabilities in 2017 compared to the same period last year was a $839,000 increase in life segment accident and health and life loss reserves. Life segment loss reserves were up 2.3% in 2017 compared to 2016. While the property and casualty subsidiary had a significant increase in reported claims early in the fourth quarter of 2017 due to Hurricane Irma, over 95% of Hurricane Irma claims were settled by December 31, 2017.

Debt Outstanding:
Total debt at December 31, 2017 was $15,639,000 compared to $17,126,000 at December 31, 2016. Debt was reduced $1,487,000 during 2017. The improvement of balance sheet strength through both capital growth and reduction of debt continues to be a primary focus of management.

Shareholders' Equity:
Shareholders' equity as of December 31, 2017 was $47,625,000, down $427,000 compared to December 31, 2016 Shareholders' equity of $48,052,000. Book value per share was $18.88 at December 31, 2017, compared to $19.09 per share at December 31, 2016, a decrease of $0.21. Despite the adverse impact of Hurricane Irma along with a record amount of retained catastrophe losses reported in our P&C segment during the current year, the Company had only a 1.1% decrease in book value per share and a minimal 0.9% decrease in Shareholders' Equity at December 31, 2017 compared to December 31, 2016. The primary factors contributing to the decrease in Shareholders' equity was a net loss of $1,203,000, shareholder dividends of $504,000 and new shares issued under our director compensation plan which totaled $76,000. Partially offsetting these factors was an increase in accumulated other comprehensive income of $1,204,000. The increase in accumulated other comprehensive income was primarily driven by increases in market values of available-for-sale investment securities.

The National Security Group, Inc. (NASDAQ Symbol: NSEC), through its property & casualty (P&C) and life insurance subsidiaries, offers property, casualty, life, accident and health insurance in ten states. The Company writes primarily personal lines property coverage including dwelling fire and windstorm, homeowners, and mobile homeowners lines of insurance. The Company also offers life, accident and health, supplemental hospital and cancer insurance products. The Company was founded in 1947 and is based in Elba, Alabama. Additional information about the Company, including additional details of recent financial results, can be found on our website: www.nationalsecuritygroup.com.